Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Ultimate Software Group, Inc.:

We consent to the incorporation by reference (i) in the registration statements (No. 333-107527 and No. 333-115894) on Form S-3 of The Ultimate Software Group, Inc. and (ii) the registration statements (No. 333-55985, No. 333-91332 and No. 333-125076) on Forms S-8 of The Ultimate Software Group, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of The Ultimate Software Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006, Annual Report on Form 10-K of The Ultimate Software Group, Inc.

Our report on the consolidated financial statements refers to The Ultimate Software Group, Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

Also, our report on the consolidated financial statements refers to The Ultimate Software Group, Inc.’s changing their method in quantifying errors in 2006.

/s/  KPMG LLP
KPMG LLP

Miami, Florida
March 16, 2007
Certified Public Accountants